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                  ROBERT MOE & ASSOCIATES, P.S.
                   Certified Public Accountants

Robert E. Moe, CPA                      305 IBM Building
Craig R. Swanson, CPA                   W. 201 North River Drive
Byron C. Walters, CPA                   Spokane, WA 99201
Rhonda M. Willey                        TEL (509) 325-4900
Darlene K. McCollum                     FAX (509) 325-9345


                              September 16, 1996


Mr. Jack Lovelock
First American Scientific Corp.
Suite 1122 - 470 Granville St.
Vancouver, B.C.   V6C 1V5

Dear Mr. Lovelock:

     Recently a senior staff member, who has been with us approximately 20 years, retired. Accordingly, we have reassigned duties and reassessed our accounting practice. We have decided to substantially reduce our audit practice and focus primarily on consulting and other accounting services. We will not have the time or staff to audit the financial statements of First American Scientific Corp.

     This is to notify you that we will not be able to audit the financial statements of First American Scientific Corp. We will make our files available to whomever your retain and try to make the transfer expedient and efficient.

                              Sincerely,
                              ROBERT MOE & ASSOCIATES, P.S.


                              /s/ Robert E. Moe

REM:sb
cc:  Robert Dinning
     Conrad Lysiak